Exhibit 99.1

NEWS RELEASE

Investor Relations 301-770-3099 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Announces Third Quarter 2009 Financial Results

Rockville, Maryland, November 5, 2009 – Nabi Biopharmaceuticals (NASDAQ: NABI) today announced its third quarter financial results for the quarter ended September 26, 2009. The Company reported a net loss from continuing operations of $7.0 million, or $0.14 per share, compared to a net loss of $4.6 million, or $0.09 per share, for the period ended September 27, 2008.

General and Administrative expenses were $2.4 million for the third quarter 2009 compared to $2.1 million in the prior year period. The increase primarily reflects legal expenses related to our strategic alternatives process. This increase was offset in part by a reduction in stock-based compensation expense. Research and Development expenses increased to $4.7 million in the third quarter 2009 compared to $3.4 million in 2008, primarily reflecting preparation for Phase III NicVAX testing which was initiated in the fourth quarter.

For the nine months ended September 26, 2009, the Company’s net loss from continuing operations was $19.8 million, or $0.39 cents per share, compared to $17.9 million, or $0.34 cents per share, for the nine months ended September 27, 2008. General and Administrative expenses for the current nine-month period were $7.8 million compared to $10.1 million in 2008 while Research and Development expenses were $11.9 million for the current nine-month period compared to $9.9 million for the comparable 2008 period. The 2008 results have been adjusted to reflect the retrospective application of new accounting rules for convertible debt instruments that were adopted in the first quarter of 2009.

Net cash used in operating activities from continuing operations was $18.1 million for the first nine months ended September 26, 2009 compared to $16.0 million used in the first nine months of 2008. Cash, cash equivalents and marketable securities totaled $103.3 million at September 26, 2009 compared to $130.3 million at the end of 2008. In addition to cash used in operating activities the decline is attributable to $10.1 million for debt repurchase and $3.5 million of stock repurchases, partially offset by the release of $4.5 million of restricted cash earlier this year. The cash balance at September 26, 2009 excludes $5.7 million of restricted cash which was subsequently released to Nabi after the close of the third quarter.

We recently announced the following accomplishments:

•

The U.S. National Institute on Drug Abuse (NIDA) awarded the Company a $10 million grant that will partially fund the Phase III clinical program for NicVAX. In conjunction with the NIDA grant we also initiated the Phase III trial.

•

The Department of Defense Deployment Related Medical Research Program (DRMRP) awarded the Company a $472 thousand grant in support of a Phase I clinical trial for the toxoid antigen components of PentaStaph.

•

The Company received $21.5 million in the fourth quarter from closing the sale of its Staph program assets to GlaxoSmithKline (GSK). Nabi will receive an additional $26 million from the successful completion of four milestones associated with this asset sale.

•	Biotest withdrew its remaining indemnification claim and authorized the release to us of the full $5.7 million, which was held in escrow.

“I am very pleased with our recent accomplishments,” said Dr. Raafat Fahim, President and Chief Executive Officer of Nabi Biopharmaceuticals. “We closed the PentaStaph asset sale with GSK, and we settled our dispute with Biotest. With receipt of the NIDA grant, we initiated the first pivotal Phase III clinical trial of NicVAX. Initiation of this trial will help us maintain our lead in bringing the first smoking cessation vaccine to market as we continue to pursue a strategic partnership to develop and commercialize this product. We are encouraged by our recent advances and the interest in the program.”

(More)

Financial Results Conference Call and Webcast Information

The webcast can be accessed at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=100445&eventID=2516830 (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your browser. Remove the space if one exists) or via the Nabi Biopharmaceuticals website at http://www.nabi.com.

If you do not have Internet access, the U.S./Canada call-in number is 866-730-5769 and the international call-in number is 857-350-1593. The passcode is 98986853. An audio replay will be available for U.S./Canada callers at 888-286-8010 and for international callers at 617-801-6888. The replay passcode is 73872856. An audio replay of this call will be available through November 12, 2009. The press release and an archived version of the webcast will be available on the company’s website at http://www.nabi.com.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop products that target serious medical conditions in the areas of nicotine addiction and gram-positive bacterial infections. Nabi Biopharmaceuticals is currently developing NicVAX® (Nicotine Conjugate Vaccine), an innovative and proprietary investigational vaccine for treatment of nicotine addiction and prevention of smoking relapse, and PentaStaphTM (Pentavalent S. aureus Vaccine), a vaccine designed to prevent the most dangerous and prevalent strains of S. aureus bacterial infections. The company is headquartered in Rockville, Maryland. For additional information about Nabi Biopharmaceuticals, please visit our Web site:http://www.nabi.com.

Forward-Looking Statements

Statements in this release that are not strictly historical are forward-looking statements and include statements about products in development, results and analyses of clinical trials and studies, research and development expenses, cash expenditures, licensure applications and approvals, and alliances and partnerships, among other matters. You can identify these forward-looking statements because they involve our expectations, intentions, beliefs, plans, projections, anticipations, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to: complete the PentaStaph sale milestones; partner with third parties to fund, develop, manufacture and/or commercialize our products in development; initiate and conduct clinical trials and studies; raise sufficient new capital resources to fully develop and commercialize our products in development; attract, retain and motivate key employees; collect further milestone and royalty payments under the PhosLo Agreement; obtain regulatory approval for our products in the U.S. or other markets; successfully contract with third party manufacturers for the

(More)

manufacture and supply of NicVAX; and comply with reporting and payment obligations under government rebate and pricing programs. Some of these factors are more fully discussed, as are other factors, in our Annual Report on Form 10-K for the fiscal year ended December 27, 2008 and our Quarterly Reports on Form 10-Q for the period ended March 28, 2009 and June 27, 2009 filed with the Securities and Exchange Commission.

(More)

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 26, 2009	December 27, 2008 (as adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$28,148	$106,438
Marketable securities	75,145	23,900
Prepaid expenses and other current assets	1,863	1,430
Assets of discontinued operations (including restricted cash)	5,677	10,409

Total current assets	110,833	142,177

Property and equipment, net	966	1,315
Other assets	376	730

Total assets	$112,175	$144,222

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,505	$1,226
Accrued expenses and other current liabilities	2,164	3,030
Current liabilities of discontinued operations	3,016	3,381

Total current liabilities	6,685	7,637

2.875% convertible senior notes, net	5,862	15,202

Total liabilities	12,547	22,839
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock	—	—
Common stock	6,271	6,239
Capital in excess of par value	364,201	363,001
Treasury stock	(45,321)	(42,187)
Other comprehensive income	12	60
Accumulated deficit	(225,535)	(205,730)

Total stockholders’ equity	99,628	121,383

Total liabilities and stockholders' equity	$112,175	$144,222

(More)

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 26, 2009	September 27, 2008 (as adjusted)	September 26, 2009	September 27, 2008 (as adjusted)
Operating expenses:
General and administrative expenses	$2,351	$2,086	$7,796	$10,146
Research and development expenses	4,651	3,356	11,857	9,905

Operating loss	(7,002)	(5,442)	(19,653)	(20,051)
Interest income	50	831	320	4,086
Interest expense	(139)	(799)	(636)	(3,502)
Other income (expense), net	108	(183)	132	(905)

Loss from continuing operations before income taxes	(6,983)	(5,593)	(19,837)	(20,372)
Benefit from income taxes	—	1,023	—	2,518

Loss from continuing operations	(6,983)	(4,570)	(19,837)	(17,854)
Discontinued operations:
Income from discontinued operations, net of tax provision	—	1,570	—	3,865

Income from discontinued operations	—	1,570	—	3,865

Net loss	$(6,983)	$(3,000)	$(19,837)	$(13,989)

Basic and diluted (loss) income per share:
Continuing operations	$(0.14)	$(0.09)	$(0.39)	$(0.34)
Discontinued operations	0.00	0.03	0.00	$0.07

Basic and diluted (loss) income per share	$(0.14)	$(0.06)	$(0.39)	$(0.27)

Basic and diluted weighted average shares outstanding	50,339	51,592	50,802	52,021

(More)

Nabi Biopharmaceuticals

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Nine Months Ended
	September 26, 2009	September 27, 2008 (as adjusted)

Cash flow from operating activities:
Loss from continuing operations	$(19,837)	$(17,854)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities from continuing operations:
Depreciation and amortization	380	464
Non-cash intra-period tax allocation	—	(2,518)
Accretion of discount on convertible senior notes	393	2,025
Non-cash compensation	1,347	2,526
Other	6	1,122
Changes in assets and liabilities:
Prepaid expenses and other assets	(168)	1,560
Accounts payable, accrued expenses and other	(255)	(3,338)

Total adjustments	1,703	1,841

Net cash used in operating activities from continuing operations	(18,134)	(16,013)
Net cash provided by operating activities from discontinued operations	4,366	299

Net cash used in operating activities	(13,768)	(15,714)

Cash flow from investing activities:
Proceeds from sales of marketable securities	240	1,600
Purchases of marketable securities	(75,963)	—
Maturities of marketable securities	24,461	—
Capital expenditures	—	(20)
Other	—	91

Net cash provided by (used in) investing activities from continuing operations	(51,262)	1,671
Net cash provided by investing activities from discontinued operations	—	2,500

Net cash provided by (used in) investing activities	(51,262)	4,171

Cash flow from financing activities:
Proceeds from issuances of common stock for employee benefit plans	297	69
Purchase of common stock for treasury	(3,466)	(18,658)
Repurchase of convertible senior notes	(10,091)	(35,119)
Other financing activities	—	(83)

Net cash used in financing activities from continuing operations	(13,260)	(53,791)
Net cash used in financing activities from discontinued operations	—	(23)

Net cash used in financing activities	(13,260)	(53,814)

Net decrease in cash and cash equivalents	(78,290)	(65,357)
Cash and cash equivalents at beginning of period	106,438	217,606

Cash and cash equivalents at end of period	$28,148	$152,249

# # #